Exhibit 23.b




                        CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of MascoTech, Inc. on Form S-8 of our report dated February 11, 1997, on our audits of the consolidated financial statements and financial statement schedules of TriMas Corporation and subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which report is incorporated by reference from the MascoTech, Inc. Annual Report on Form 10-K for the year ended December 31, 1996.




/s/Coopers & Lybrand L.L.P.
Coopers & Lybrand L.L.P.
Detroit, Michigan
July 7, 1997